Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
C. Michael Kojaian Appointed Chairman of Grubb & Ellis Company
SANTA ANA, Calif. (Jan. 7, 2009) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that its board of directors has unanimously appointed C. Michael Kojaian non-executive chairman of the board, effective immediately. Kojaian replaces Glenn L. Carpenter, who is stepping down as chairman, but remains on the board as an independent director.
“We couldn’t be more appreciative of Glenn’s guidance and contributions over the past 12 months. As chairman, his leadership and insight were invaluable during a period in which both our company and the industry saw considerable change,” said Gary H. Hunt, interim chief executive officer of Grubb & Ellis. “We are extremely fortunate to continue to have Glenn as a member of our board.”
Hunt called Kojaian’s appointment as chairman “extremely positive” for the company.
“Michael is one of the most astute real estate executives in our industry today, and he has been one of the company’s biggest supporters for more than a decade,” he said. “No one is more qualified than Michael Kojaian to serve as chairman of Grubb & Ellis. As the company’s largest stockholder, his interests are clearly aligned with our long-term success, which should be extremely beneficial to our clients, our employees and our stockholders.”
Kojaian has been a member of the Grubb & Ellis board of directors since 1996. He served as chairman from June 2002 through the completion of the company’s merger with NNN Realty Advisors, LLC in December 2007. He is president of Kojaian Ventures, LLC and executive vice president of Kojaian Management Corporation, both of which are investment firms. He is also a director of Arbor Realty Trust, Inc.
Carpenter joined the NNN Realty Advisors board in 2006, and became a member of the Grubb & Ellis board of directors following the completion of the merger. He was named chairman in February 2008.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300 Santa Ana, California 92705 714.667.8252

01/07/09
C. Michael Kojaian Appointed Chairman of Grubb & Ellis Company
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of September 30, 2008, more than $3.8 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 225 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities and investment programs, synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors, certain combined financial information regarding Grubb & Ellis Company and NNN Realty Advisors, new hires, results of operations, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the Company’s tenant-in-common programs, in particular; (v) the reduction in borrowing capacity under the Company’s current credit facility, and the additional limitations with respect thereto; (vi) the Company’s continuing ability to make interest and principal payments with respect to its credit facility; (vii) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (viii) the success of current and new investment programs; (ix) the success of new initiatives and investments; (x) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular and (xi) other factors described in the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2007 and in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the Securities and Exchange Commission (the “SEC”). The Company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300 Santa Ana, California 92705 714.667.8252